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                EXHIBIT 23.1 -- CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 8, 1996 (except for Note O, as to which the date is March 27, 1996), in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-02043) and related Prospectus of United Insurance Companies, Inc. for the registration of 4,500,000 shares of its common stock.


     We also consent to the incorporation by reference therein of our report dated March 8, 1996 (except for Note O, as to which the date is March 27, 1996) with respect to the consolidated financial statements and schedules of United Insurance Companies, Inc. and Subsidiaries for the years ended December 31, 1995 and 1994 included in the Annual Report on Form 10-K for 1995 filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP

Dallas, Texas

April 4, 1996